UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 of 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):  November 1, 2005

General Cable Corporation

__________________________________________

(Exact name of registrant as specified in its charter)

Delaware	001-12983	06-1398235
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.

4 Tesseneer Drive, Highland Heights, Kentucky 41076-9753

(Address of principal executive offices)

Registrant’s telephone number, including area code:  (859) 572-8000

Not Applicable

____________________________________________________

Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

❑

Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

❑

Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

❑

Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

❑

Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02

Results of Operations and Financial Condition.

On November 1, 2005, the registrant issued a press release, a copy of which is filed as Exhibit 99 hereto and is incorporated herein by reference.

Item 9.01

Financial Statements and Exhibits.

List below the financial statements, pro forma financial information and exhibits, if any, filed as part of this report.

(c)

The Exhibit accompanying this Report is listed in the Index to Exhibits.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

General Cable Corporation

November 2, 2005

By:

/s/ Robert J. Siverd

Name:

Robert J. Siverd

Title:

Executive Vice President and

General Counsel

INDEX TO EXHIBITS

Exhibit Number	Exhibit	Method of Filing
99	Press Release	Filed Herewith

General Cable Corporation

CONTACT:

Michael P. Dickerson

FOR IMMEDIATE RELEASE

Vice President of Finance and

         November 1, 2005

Investor Relations

(859) 572-8684

GENERAL CABLE CORPORATION REPORTS THIRD QUARTER RESULTS

AND DECLARES DIVIDEND ON PREFERRED STOCK

HIGHLAND HEIGHTS, KENTUCKY, November 1, 2005 – General Cable Corporation (NYSE: BGC) a leading global supplier of wire and cable products for the energy, specialty, industrial, and communications markets, reported that revenues for the third quarter ended September 30, 2005 were $600.5 million compared to $489.3 million in the third quarter of 2004.  On a metal-adjusted basis, revenues increased in the third quarter of 2005 compared to the third quarter of 2004 by $60.6 million or 11%.

Net income after preferred stock dividends for the third quarter ended September 30, 2005 was $2.7 million or $0.07 on a diluted per share basis compared to net income of $5.9 million in the third quarter of 2004. Included in the results for the 2005 third quarter were pre-tax charges of $15.6 million associated with the previously announced closure of certain of the Company’s manufacturing facilities. These items reduced reported diluted earnings per share by $0.23. Included in the third quarter of 2004 results were pre-tax charges of $3.6 million associated with the rationalization of certain of the Company’s manufacturing facilities and remediation costs of a former manufacturing facility.  These items reduced reported diluted earnings per share in the third quarter of 2004 by $0.07. On a comparable basis without the effect of these charges in both periods, earnings per share were $0.26 in the third quarter of 2005 compared to $0.22 in the third quarter of 2004, an increase of 18%.

Highlights

•

Achieved 10th consecutive quarter of positive year-over-year metal-adjusted revenue growth.

•

Increased gross margins approximately 135 basis points, adjusted for metals and unusual items.

•

Implemented price increases to recover unprecedented inflation on raw material, energy, and freight costs.

•

Entered into cross currency interest rate swap resulting in an estimated $6 million in interest savings over two years.

•

Announced intention to acquire global leader in high voltage energy cable systems.

•

Reduced net debt to $301 million which is 2.1 times trailing twelve month adjusted EBITDA.

Third Quarter Results

Net sales for the third quarter of 2005 were $600.5 million, an increase of 11% versus metal-adjusted net sales in the third quarter of 2004. The average price per pound of copper and aluminum increased $0.41 and $0.03, respectively, from the third quarter 2004 to the third quarter of 2005.  The 2004 net sales have been increased in this comparison to put them on a consistent metal-adjusted basis with 2005 net sales. Overall net sales for the quarter were positively affected by less than 2% as a result of favorable changes in foreign currency exchange rates for the Company’s international operations and the acquisition of Draka Comteq’s North American electronics and datacom business (Helix) in March of 2005.

-more-

GENERAL CABLE REPORTS THIRD QUARTER RESULTS

Net sales were up in all reported business segments in the third quarter of 2005 compared to metal-adjusted net sales in the third quarter of 2004. Energy cable sales were up in all geographic regions led by a strong double-digit increase in North America where both bare aluminum and medium voltage cable demand continues to grow ahead of overall GNP. Contributing to this growth was approximately $2 million of incremental revenues for emergency hurricane assistance in Mississippi and the New Orleans region and the shipment of bare transmission cable for a large project nearing completion. Also, pricing actions implemented over the last several quarters in both transmission and distribution cables effectively offset raw material inflation.  Industrial & Specialty cables revenue was up 7% due to strong demand, particularly in North America driven by marine, mining, oil and gas exploration and production products.  Revenue for Communications cables increased 7%, reflecting additional revenue from the recent acquisition of the Helix business as well as increased sales in nearly all product segments, including LAN cables, electronics and OEM assemblies. Partially offsetting these increases were continued lower demand for outside plant telecommunications cables. Demand from the traditional regional bell operating company’s (RBOC’s) has fallen at an annualized rate of approximately 7% per year over the last four years. As a result, the Company closed one of its three telephone cable manufacturing facilities during the third quarter.  The Company has recorded charges of $19.1 million in 2005 for this action and the relocation of fiber optic capacity into another facility and expects to substantially complete these actions by the end of 2005.

Third quarter 2005 operating income without the effect of $15.6 million in charges related to previously announced plant closures was $32.9 million compared to third quarter 2004 operating income of $23.3 million (without the effect of $3.6 million in rationalization charges), an increase of $9.6 million or 41%. Adjusted operating earnings as a percent of metal-adjusted net revenues were 5.5% and 4.3% in the third quarter in 2005 and 2004, respectively, an increase of 116 basis points. Operating income for the third quarter of 2005 benefited from pricing actions put in place over the last several quarters as well as $2.4 million related to liquidating lower priced LIFO inventory during the quarter. Selling, general and administrative expenses were down slightly as a percentage of net sales at 7.1% and 7.2% of metal-adjusted net sales in the third quarter of 2005 and 2004, respectively.

The Company’s effective tax rate for the third quarter of 2005 was 44.0% compared to the third quarter of 2004 of 30.8%. This increase is due primarily to the effect of certain international net operating losses utilized during the third quarter of 2004, which reduced that period’s effective tax rate.  In addition, the mix of year-to-date geographic taxable income into higher tax rate jurisdictions and the impact of cumulatively adjusting to our estimated full year 2005 tax rate in the third quarter increased the effective tax rate in the third quarter of 2005 by approximately 5 points.

“Over the last two years, each of our business units has experienced extraordinary and continuing inflationary pressure in core raw materials, energy, and freight, which must be recaptured in the marketplace. The company has recently received a fresh round of immediate raw material price increases and as a result has further raised prices for our products in the market,” commented Gregory B. Kenny, President and Chief Executive Officer of General Cable.  “The change in copper prices this year to date compared to the same period last year resulted in an additional $117 million that needed to be passed along to our customers. Prices for our most widely used compounds are up 25% to 40% in the last year.  On an annualized basis, non-metal raw material prices are up nearly $29 million. Electricity costs to both heat our facilities and run equipment are up approximately 20% with wide regional variability. Freight costs, which have been escalating due to fuel costs and one-way deliveries into hurricane ravaged areas, are up 11% since the beginning of the year, and natural gas prices have doubled in just the last three months. Despite these challenges, we continue to deliver improving earnings as a result of our focused Lean Manufacturing initiatives and efforts to quickly recover raw material and other price inflation with market price increases for our products.”

-more-

GENERAL CABLE REPORTS THIRD QUARTER RESULTS

Preferred Stock Dividend

In accordance with the terms of the Company’s 5.75% Series A Convertible Redeemable Preferred Stock, the Board of Directors has declared a preferred stock dividend of approximately $0.72 per share for the three-month period ending November 24, 2005.  The dividend is payable on November 24, 2005 to preferred stockholders of record as of the close of business on October 31, 2005.

Fourth Quarter Outlook

“For the fourth quarter of 2005 we expect revenues to be up about 5% on a metal-adjusted basis compared to the fourth quarter of 2004 while operating income (excluding plant rationalization charges of approximately $6 million on a pre-tax basis), should increase substantially” commented Kenny. “On a diluted per share basis, excluding the plant rationalization charges, earnings should approximate $0.15 to $0.19 with copper averaging in the $1.80 to $1.85 per pound range, well above the $1.70 average of the third quarter.  Copper continues to move to new highs and has recently touched $1.98 per pound on a spot basis. The Company has approximately 40% of its copper related business tied to contracts which provide for a pass-through of these increasing metals prices. We continue to work closely with our non-contractual customers and distribution partners to make sure that these raw material increases are understood and accepted in the form of increasing prices for our products in the market. Our outlook excludes the impact of the Silec acquisition, which may close during the fourth quarter.”

Other Items

On October 10, 2005, General Cable announced that it had reached an agreement in principle to acquire the wire and cable manufacturing business (Silec) of SAFRAN SA. Silec, which is based in Montereau, France employs 1,000 associates, and has nearly one million square feet of manufacturing space. Silec is recognized as a global leader in the design, engineering and installation of high voltage underground links including numerous highly technical projects in North America. They are also a major producer of energy and industrial cable products for the European market.   General Cable has agreed to pay approximately 75 million Euros, including about 65 million Euros for net working capital, subject to certain closing adjustments, and expects the transaction to be marginally accretive in year one.

On October 13, 2005, General Cable entered into a US dollar to Euro cross currency interest rate swap with a notional value of $150 million.  The swap has a term of just over two years with a maturity date of November 15, 2007, coinciding with the earliest redemption date of the Company’s Senior Notes. Under the swap arrangement, the Company has notionally exchanged $150 million at a fixed interest rate of 9.5%, for approximately 125 million Euros (based on an exchange rate of 1.198 dollars per Euro) at a fixed interest rate of 7.5%. The change in interest rates will result in an improvement in pre-tax earnings of approximately $3 million per year until maturity.

General Cable will discuss third quarter results on a conference call and webcast at 8:30 a.m. ET tomorrow, November 2. Call information is available at www.generalcable.com.

General Cable (NYSE:BGC), headquartered in Highland Heights, Kentucky, is a leader in the development, design, manufacture, marketing and distribution of copper, aluminum and fiber optic wire and cable products for the energy, industrial, specialty and communications markets. Visit our website at www.GeneralCable.com.

-more-

GENERAL CABLE REPORTS THIRD QUARTER RESULTS

Certain statements in this press release, including without limitation, statements regarding future financial results and performance, plans and objectives, capital expenditures and the Company’s or management’s beliefs, expectations or opinions, are forward-looking statements. Actual results may differ materially from those statements as a result of factors, risks and uncertainties over which the Company has no control. Such factors include economic and political consequences resulting from the September 2001 terrorist attack and the war with Iraq, economic consequences arising from natural disasters and other similar catastrophes, such as floods, earthquakes, hurricanes and tsunamis; domestic and local country price competition, particularly in certain segments of the power cable market and other competitive pressures; general economic conditions, particularly in construction; changes in customer or distributor purchasing patterns in our business segments; the Company’s ability to increase manufacturing capacity and productivity; the financial impact of any future plant closures; the Company’s ability to successfully complete and integrate acquisitions and divestitures; the Company’s ability to negotiate extensions of labor agreements on acceptable terms; the Company’s ability to service debt requirements and maintain adequate domestic and international credit facilities and credit lines; the Company’s ability to pay dividends on its preferred stock; the impact of unexpected future judgments or settlements of claims and litigation; the Company’s ability to achieve target returns on investments in its defined benefit plans; the Company’s ability to avoid limitations on utilization of net losses for income tax purposes; the cost and availability of raw materials, including copper, aluminum and petrochemicals, generally and as a consequence of hurricanes Katrina and Rita; the Company’s ability to increase its selling prices during periods of increasing raw material costs; the impact of foreign currency fluctuations; the impact of technological changes; and other factors which are discussed in the Company's Report on Form 10-K filed with the Securities and Exchange Commission on March 30, 2005, as well as periodic reports filed with the Commission.

###

TABLES TO FOLLOW

Release No. 0487

11/01/05